Exhibit 10.2

AMENDMENT No. 2
TO
MONEY ORDER AGREEMENT

DATE:	October 29, 2003

PARTIES:	Travelers Express Company, Inc. (“Company”)

and

Ace Cash Express, Inc. (“Ace”)

RECITALS:

A.	Company and Ace are parties to that certain Money Order Agreement dated April 16, 1998, including all Exhibits thereto and amendments (the “Agreement”).

B.	The Parties now wish to amend the Agreement.

AGREEMENT:

     In consideration of the following terms and conditions, the receipt of which is acknowledged, the Parties agree to amend the Agreement as follows:

I.	Section 1 — Purpose and Effectiveness. Effective as of the date of this Amendment, Section 1.b. shall be amended by deleting the second, third, fourth and fifth sentences.

II.	Section 2 — Appointment and Relationship.

Section 2.a. Effective as of January 1, 2004, Section 2.a. shall be amended by amending and restating the last sentence to read in its entirety as follows:

In this Agreement, “location” refers to any retail location operated by Ace and any of Ace’s self-service machines that sell and dispense money orders. A “location” does not include, and this Agreement does not relate to, any location or operation of any franchisee of Ace or any franchisee of any of Ace’s subsidiaries.

Section 2.b. Effective as of the date of this Amendment, Section 2.b. shall be amended by adding an additional sentence at the end thereof, which shall read in its entirety as follows:

In this Agreement, “Ace Financing-related Documents” shall mean the Bank Agreement, the ACFS Note Agreement, and the Money Transfer Agreement, all as defined in the Intercreditor Agreement dated as of March 31, 2003, among Ace, Company, and other entities named therein (the “Intercreditor Agreement”), and the Intercreditor Agreement.

III.	Section 4 — Sales. Effective as of the date of this Amendment, the third sentence of Section 4 shall be amended and restated to read in its entirety as follows:

Ace will not issue a Money Order for more than $1,000 (or such greater amount as may be allowed and established in writing by Company).

IV.	Section 10 — Remittances and Reports. Effective as of January 1, 2004, Section 10.a. shall be amended by replacing the first fax number in the fourth sentence with “(972) 582-1464” and by adding an additional sentence at the end thereof, which shall read in its entirety as follows:

Notwithstanding anything to the contrary contained in this Section 10.a., Ace shall be entitled to, on up to five nonconsecutive occasions per calendar year, remit the Sales Proceeds (excluding Self-use Fees) due on any January 1 through March 31, by 5:00 p.m. on the first day that is not a bank holiday after such due date, and that day shall be the new “due date” for remittance of those Sale Proceeds. Accordingly, Ace shall not be in default under the Agreement, and no interest will accrue in accordance with Section 12.a, because of that delay.

V.	Section 13 — Locations and Delivery. Effective as of the date of this Amendment, Section 13 shall be amended by amending and restating the second sentence to read in its entirety as follows:

Ace agrees to keep Company informed of the locations where Ace sells Money Orders.

VI.	Section 18 — Term and Termination.

Section 18.a. Effective as of the date of this Amendment, Section 18.a. shall be amended and restated to read in its entirety as follows:

The initial term of this Agreement expires or ends at 11:59:59 p.m., central time, on December 31, 2003. At 12:00:00 a.m., central time, on January 1, 2004, the second term shall commence (without lapse or interruption). The second term shall expire or end at 11:59:59 p.m., central time, on December 31, 2007. Thereafter, this Agreement shall continue in effect until terminated by either Party as provided in the next sentence. Either Party may terminate this Agreement as of the end of the second term or at any time as of the end of a calendar month thereafter by giving the other Party written notice at least six (6) months prior to the termination date. The foregoing shall be subject to the right of either Party to terminate this Agreement in accordance with Section 18.b.

Section 18.b. Effective as of January 1, 2004, Section 18.b. shall be amended by amending and restating subsections (vii) and (viii) to read in their entirety as follows:

(vii)	[Intentionally omitted]

(viii)	Either Party may terminate this Agreement immediately upon notice if the other Party breaches any of its obligations under the Ace Financing-related Documents, after giving effect to any applicable notice and cure period provided in the respective Ace Financing-related Documents; or

VII.	Section 22 — Notices. Effective as of the date of this Amendment, Section 22 shall be amended by replacing the address for any notices, requests, and other communications to Ace to the following:

Ace Cash Express, Inc. Attention: Chief Financial Officer 1231 Greenway Drive, Suite 600 Irving, Texas 75038 Facsimile: (972) 582-1464

Copy to: General Counsel Facsimile: (972) 582-1426

Copy to: Richard A. Tulli Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201-4761 Facsimile: (214) 999-3676

VIII.	Section 25 — Miscellaneous. Effective as of the date of this Amendment, Section 25 shall be amended by replacing the first sentence with two sentences that read in their entirety as follows:

This Agreement, together with its Exhibits, is the entire agreement between the Parties relating to the subject matter of this Agreement. This Agreement does not supersede or amend or modify any of the Ace Financing-related Documents.

IX.	Exhibit A — Paragraph 1 — Fees and Payment.

Paragraph 1.a. — Per Item Fee. Effective as of January 1, 2004, paragraph 1.a. of Exhibit A shall be redesignated “Per Item Fee or Rebate” and amended and restated to read in its entirety as follows:

As specified below in this paragraph 1.a., Ace shall pay Company a per item fee (a “Fee”), or Company shall pay Ace a per item rebate (a “Rebate”), for each Money Order sold other than any Self-use Money Orders. The Fee or Rebate to be applied shall be established for an entire calendar quarter, based upon the average volume per month of Money Orders (other than Self-use Money Orders) sold at all locations for the immediately preceding calendar quarter, according to the schedule set forth below:

Previous quarter's average	Fee (Rebate) per item in current quarter

volume per month

*	*

For example, if the first calendar quarter’s average volume per month is * , the second calendar quarter’s Fee will be * per item, regardless of the volume for the second calendar quarter. If the second calendar quarter’s average volume per month is * , the third quarter’s Rebate will be * . There will be no retroactive adjustment for any quarter. The Fee or Rebate for the first quarter of the second term will be determined based on the average volume per month during the fourth calendar quarter of 2003 (October through December).

If (i) Company exercises its rights under Section 4 of the Agreement to limit the number or dollar amount of Money Orders that Ace may sell, or to suspend Ace’s right to sell Money Orders (a “Limitation Request”), (ii) the Limitation Request extends for a period longer than ten (10) days during any calendar quarter, and (iii) the effect of the Limitation Request is to reduce the number of Money Orders that Ace sells during a calendar quarter in which the Limitation Request is effective (in whole or in part), such that the Fee payable by Ace would be increased, or the Rebate payable by Company would be decreased, then the Fee or Rebate payable for the next calendar quarter shall be determined in accordance with the schedule set forth above in this paragraph 1.a, except that Ace shall in no event be required to pay a Fee of greater than * per item.

Within ten (10) days after the end of each calendar month, Company will submit an activity report to Ace, delineating, inter alia, whether a Fee or Rebate is due. If Fees are payable, Company shall submit to Ace an invoice for the amount of Fees, due within ten (10) days of the receipt of the invoice and if Rebates are payable Company shall make payment concurrently with the activity report.

X.	Exhibit A — Paragraph 4 — Pricing and Remittance Matrix.

Effective as of January 1, 2004, paragraph 4 of Exhibit A shall be deleted in its entirety.

*	Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

XI.	Exhibit A — Paragraph 5 — Repricing.

Effective as of the date of this Amendment, paragraph 5 of Exhibit A shall be deleted in its entirety.

XII.	Exhibit A — Paragraph 6 — Signing Bonuses.

Effective as of the date of this Amendment, paragraph 6 of Exhibit A shall be redesignated “Signing Bonus” and amended and restated to read in its entirety as follows:

Company will pay Ace a Money Order Signing Bonus (the “Signing Bonus”) of $1,997,333. $200,000 of the Signing Bonus will be paid immediately upon Ace’s signature of Amendment No. 2 to this Agreement, and the remaining $1,797,333 of the Signing Bonus will be paid on the first banking day after January 1, 2004. Each payment will be made by fed wire to an account designated by Ace. If this Agreement is terminated before its scheduled expiration date (December 31, 2007) wrongfully by Ace, or by Company as permitted by Section 18.b. for default by Ace, or by Ace as permitted by Sections 18.b(vi) and 18A, then Ace will refund to Company the pro rata portion of the Signing Bonus received under this Section 6. The “pro-rata portion” will be the number of full weeks remaining after the termination date until the scheduled expiration date of this Agreement multiplied by one-two hundred eighth (1/208) of the Signing Bonus.

Example: The termination date of this Agreement is in the middle of week 10 of the second year of the second term of this Agreement. The “pro-rata portion” equals $1,997,333 x 146 (the number of full weeks remaining in the term of the Agreement) x 1/208 = $1,401,974.13

XIII.	Exhibit A — Paragraph 7 — Annual Incentive Bonuses.

Effective as of January 1, 2004, paragraph 7 of Exhibit A shall be amended and restated to read in its entirety as follows:

Company will pay Ace an Annual Incentive Bonus (the “Incentive Bonus”) of $350,000, by fed wire to an account designated by Ace, on the first banking day after January 1, 2004, and on the first banking day after each subsequent January 1 during the term of this Agreement. If this Agreement is terminated before its scheduled expiration date (December 31, 2007) wrongfully by Ace, or by Company as permitted by Section 18.b. for default by Ace, or by Ace as permitted by Sections 18.b(vi) and 18A, then Ace will refund to Company the pro rata portion of the Incentive Bonus received under this Section 7. The “pro-rata portion” will be the number of full weeks in the calendar year remaining after the termination date multiplied by one-fifty second (1/52) of the Incentive Bonus.

Example: The termination of this Agreement is in the middle of week 10 of the first year of the second term of this Agreement. The “pro-rata portion” equals $350,000 x 42 (the number of full weeks remaining in the calendar year) x 1/52 = $282,692.31.

XIV.	Exhibit A — Paragraph 8 — Non-effectiveness.

Effective as of the date of this Amendment, paragraph 8 of Exhibit A shall be deleted in its entirety.

XV.	Exhibit B — Paragraph 3 — Information Excluded.

Effective as of the date of this Amendment, paragraph 3 of Exhibit B shall be amended by adding the following as a new subparagraph d:

d. Any information (including a portion of an otherwise confidential document) with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Section 1.6011-4 of U.S. Department of Treasury Regulations) of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analyses) that are or have been provided to either Party relating to that tax treatment and tax structure.

XVI.	Interpretation of Amendment.

In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control. Except as expressly amended, supplemented or modified by this Amendment, the Agreement as heretofore in effect shall continue in full force and effect. All capitalized terms contained in this Amendment, unless specifically defined herein, shall have the respective meanings ascribed to them in the Agreement. The provisions of Section 24 of the Agreement shall also apply to this Amendment.

XVII.	Binding Effect. This Amendment shall bind and inure to the benefit of the Parties and their respective successors and assigns, permitted by Paragraph 23 of the Agreement.

                                     IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the “Date” first set forth above.

ACE CASH EXPRESS, INC		TRAVELERS EXPRESS COMPANY, INC

By	/s/ Michael J. Briskey	By	/s/ Anthony P. Ryan

Print Name:	Michael Briskey	Print Name:	Anthony P. Ryan

Title:	VP Finance	Title:	VP/GM

Date:	10/27/03	Date:	10/29/03

5